Exhibit 99.1

FOR IMMEDIATE RELEASE

900 South Shackleford, Suite 605	FOR FURTHER INFORMATION CONTACT:
Little Rock, AR 72211	Matt Machen | CFO
501.975.6011

Bear State Financial, Inc. Announces Share Repurchase

LITTLE ROCK, AR – February 3, 2016 – Bear State Financial, Inc., (“Bear State”) (NASDAQ:BSF), parent company of Bear State Bank, today announced the repurchase of 448,068 shares of its common stock for a cash purchase price of $8.05 per share, or an aggregate purchase price for all of the shares of approximately $3,606,947. The repurchase was specially approved by the Bear State Board of Directors, including all of its independent directors, and is in addition to, and will not reduce, the remaining capacity under Bear State’s existing share repurchase program. On June 19, 2015, the Bear State Board of Directors approved a $1 million increase to the previously-approved share repurchase program. As of January 28, 2016, the Company’s remaining capacity under the 2015 Repurchase Program was approximately $1,744,000.

“Bear State Financial was presented an opportunity to purchase a large block of stock at what we believe to be a significant value,” said Mark McFatridge, Bear State’s President and Chief Executive Officer.  “We took that opportunity without hesitation.  This purchase demonstrates our confidence in the strength of our business and will benefit our shareholders as we continue to execute our strategic plan.”

The shares repurchased represented approximately 1% of the Company’s total outstanding shares of common stock as of January 28, 2016, and the repurchase was effected in a manner intended to comply with the safe harbor provided by Rule 10b-18 under the Securities Exchange Act of 1934, as amended and to minimize the impact on the market for the Company’s securities. The Company’s shares continue to be listed on the NASDAQ Global Market under the ticker symbol “BSF”.

About Bear State Financial, Inc.

Bear State Financial, Inc. is the parent company for Bear State Bank and Metropolitan National Bank. Bear State Financial common stock is traded on the NASDAQ Global Market under the symbol BSF.  For more information on Bear State Financial, please visit www.bearstatefinancial.com. Its principal subsidiaries are community oriented financial institutions providing a broad line of financial products to individuals and business customers.  Bear State Bank operates 43 branches and three loan production offices throughout Arkansas and Southeast Oklahoma. Metropolitan National Bank operates 12 branches and one loan production office in Southwest Missouri.